FUND REORGANIZATION

On January 23, 2004, Growth Fund ("Acquiring Fund"), acquired the assets and assumed the liabilities of Capital Growth Fund ("Acquired Fund"), in a tax-free reorganization in exchange for shares of the Acquiring Fund, pursuant to a plan of reorganization approved by the Acquired Fund's shareholders. The assets received, including the securities received in the transaction, will be contributed to the Growth Master Portfolio. Net assets and unrealized appreciation/(depreciation) as of the reorganization date were as follows:

                                                                                                             ACQUIRED
                                                                                                               FUND
                                                                                   TOTAL NET ASSETS OF      UNREALIZED
                                      TOTAL NET ASSETS OF    TOTAL NET ASSETS OF      ACQUIRING FUND      APPRECIATION/
  ACQUIRING           ACQUIRED           ACQUIRED FUND         ACQUIRING FUND       AFTER ACQUISITION     (DEPRECIATION)
    FUND                FUND                 (000)                  (000)                 (000)               (000)
  ---------        --------------     -------------------    ------------------    -------------------    --------------
   Growth          Capital Growth          $160,790              $1,083,815             $1,244,605           $41,595